EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Collectors Universe, Inc.

We consent to the incorporation by reference in Registration Statements No. 333-34554, No. 333-34556, No. 333-34558, No. 333-85962 and No. 333-121035 of Collectors Universe, Inc., each filed with the Securities and Exchange Commission on Form S-8, of our report dated September 23, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets effective July 1, 2002) relating to the consolidated financial statements of Collectors Universe, Inc. as of June 30, 2004 and for each of the two years in the period ended June 30, 2004 appearing in this Annual Report on Form 10-K of Collectors Universe, Inc. for the year ended June 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
September 12, 2005